UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Amendment No. __
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	August 30, 2021

Commission File Number	000-31380

APPLIED MINERALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Silver City Road, PO Box 432, Eureka, UT	84628
(Address of principal executive offices)	(Zip Code)

(435) 433-2059
(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (
see
 General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 22, 2021, the Company issued 66,000 shares of Series B Preferred Stock for cash proceeds totaling $78,000, net of $3,000 in legal fees. Each share of the Series B Preferred Stock has a stated value of $1.00 per share (“Stated Value”) and carries an annual dividend rate of 12%, which shall be cumulative and payable solely upon redemption, liquidation or conversion.
The Company has the right to redeem all or any portion of the Stated Value plus any accrued dividends of the Series B Preferred Stock within 180 days following the day of issuance. The purchaser of the Series B Preferred Stock has the right from time to time, and at any time during the period beginning on the date which is one hundred eighty (180) days following the date of issuance, to convert all or any part of the outstanding shares of the Series B Preferred Stock into fully paid and non-assessable shares of common stock of the company. The conversion price shall equal 61% multiplied by the lowest closing bid price of the Company’s common stock during the twenty (20) trading day period ending on the latest complete trading day of the Company’s common stock prior to the date of conversion.

On August 30, 2021, the Company issued 110,000 shares of Series B Preferred Stock for cash proceeds totaling $128,000, net of $3,000 in legal fees. Each share of the Series B Preferred Stock has a stated value of $1.00 per share (“Stated Value”) and carries an annual dividend rate of 12%, which shall be cumulative and payable solely upon redemption, liquidation or conversion.
The Company has the right to redeem all or any portion of the Stated Value plus any accrued dividends of the Series B Preferred Stock within 180 days following the day of issuance. The purchaser of the Series B Preferred Stock has the right from time to time, and at any time during the period beginning on the date which is one hundred eighty (180) days following the date of issuance, to convert all or any part of the outstanding shares of the Series B Preferred Stock into fully paid and non-assessable shares of common stock of the company. The conversion price shall equal 61% multiplied by the lowest closing bid price of the Company’s common stock during the twenty (20) trading day period ending on the latest complete trading day of the Company’s common stock prior to the date of conversion.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED MINERALS, INC.

Dated:	September 29, 202 1	/s/ Christopher T. Carney
By: Christopher T. Carney
Chief Executive Officer